UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BIO-TECHNE CORPORATION

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September 13, 2016

Dear Shareholder:

You are cordially invited to attend the Bio-Techne Corporation’s 2016 Annual Shareholder Meeting on October 27, 2016, at 3:30 p.m. Central Time. A Notice of the Annual Meeting and a Proxy Statement covering the formal business of the meeting appear on the following pages.

This year’s meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the annual meeting of shareholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TECH. You will also be able to vote your shares electronically at the annual meeting.

We are excited to utilize the latest technology to provide ready access, real-time communication and cost savings for our shareholders and the company. Hosting a virtual meeting will facilitate shareholder attendance and participation from any location in the world.

We hope that you will be able to attend the meeting. However, even if you are planning to attend the meeting, please promptly submit your proxy vote by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it any time before it is voted. If you attend and wish to vote at the meeting, you will be able to do so even if you have previously returned your proxy card.

Thank you for your continued support of and interest in Bio-Techne.

Sincerely,

Charles (“Chuck”) R. Kummeth

President and Chief Executive Officer

Thursday, October 27, 2016

3:30 p.m. Central Time

The 2016 Annual Meeting of Shareholders of Bio-Techne Corporation will be held as a virtual meeting. You will be able to attend, vote your shares, and submit questions during the annual meeting via a live webcast available at www.virtualshareholdermeeting.com/TECH. The following will be considered and acted upon at the 2016 Annual Meeting, each of which is explained more fully in our Proxy Statement.

Items of Business:

1.	Set the number of members of the Board of Directors at nine (9), as recommended by our Board of Directors;

2.	Elect directors of the Company, each of which is recommended by our Board of Directors;

3.	Cast an advisory vote on compensation of our executive officers as disclosed in the Proxy Statement;

4.	Ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the 2017 fiscal year, as recommended by our Audit Committee; and

5.	Conduct such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on September 2, 2016 will be entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting.

By order of the Board of Directors

Brenda S. Furlow,

General Counsel and Corporate Secretary

September 13, 2016

YOUR VOTE IS IMPORTANT.

We encourage you to read the proxy statement and vote your shares as soon as possible. You may vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. If you received paper copies of your proxy materials in the mail, you may vote by mail, and a return envelope for your proxy card is enclosed for your convenience. The Proxy Statement and 2016 Annual Report to Shareholders are available at www.proxyvote.com.

Table of Contents

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	5

BUSINESS AND GOVERNANCE HIGHLIGHTS	5

Item 1. ESTABLISHING THE NUMBER OF DIRECTORS AT NINE	7

Item 2. ELECTION OF DIRECTORS	7

Nominees for Director	7
The Board, Committees and Meetings	10
Director Compensation	13
Corporate Governance	14

EXECUTIVE COMPENSATION	16

Executive Compensation Highlights	16
Compensation Discussion and Analysis	18
Procedures for Setting Executive Compensation	24
Executive Compensation Committee Report on Executive Compensation	26
2016 Summary Compensation Table	27
2016 Grants of Plan-Based Awards	30
2016 Outstanding Equity Awards at Fiscal Year-End	32
2016 Option Exercises and Stock Vested	34
Executive Employment Agreements and Change in Control Arrangements	34

Item 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION	36

PRINCIPAL SHAREHOLDERS	38

MANAGEMENT SHAREHOLDINGS	38

Item 4. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017	40

Audit Committee Report	40
Audit Fees	41

ADDITIONAL CORPORATE GOVERNANCE MATTERS	42

ADDITIONAL VOTING INFORMATION	43

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend” and other similar words. Forward-looking statements in this proxy statement include, but are not limited to, statements regarding individual and Company performance objectives and targets and statements relating to the benefits of the Company’s acquisitions, product launches and business strategies. These and other forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from those contemplated by the statements in this proxy statement can be found in the Company’s periodic reports on file with the Securities and Exchange Commission (the “SEC”). The forward-looking statements speak only as of the date of this Proxy Statement and undue reliance should not be placed on these statements. We do not undertake to publicly update or revise any forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

BUSINESS AND GOVERNANCE HIGHLIGHTS

To assist you in reviewing the proposals to be acted upon, we call your attention to the following information about business and governance highlights for fiscal year 2016. The following description is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K and the complete Proxy Statement.

We continued to execute on our long-term strategy in fiscal year 2016. We invested selectively, yet purposefully, on the acquisition front, in human capital and organically in the core business.

●

We achieved strong financial results. For fiscal year 2016, net sales increased by 10% to $499.0 million, with $150.6 million in operating income and $144.9 million in operating cash flow. We returned $47 million to our shareholders in the form of dividends. Organic revenue grew 6% in fiscal year 2016 compared to 2015, with solid growth in our core Biotechnology segment and double digit growth in Protein Platforms. Our China business continued its rapid expansion, with 20% revenue growth over the prior fiscal year.

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We continued to expand through acquisitions. We continued to execute on the strategy of growth through acquisition this fiscal year. In early July 2015, we acquired Cliniqa Corporation, which expands the Clinical Controls segment product portfolio and capabilities. We acquired Zephyrus Biosciences in March 2016, which developed a new instrument platform based on a single cell electrophoresis process and is now part of our Protein Platforms segment. Subsequent to the close of our fiscal year, we acquired our Italian distributor, Space Import-Export, in July and Advanced Cell Diagnostics (ACD) in August. The acquisition of ACD marks Bio-Techne's entry into the genomics market. RNA-ISH is a transformative technology facilitating and improving the monitoring of gene expression patterns at the single cell level––while retaining the morphological context of the tissue being analyzed.  ACD's technology serves both the research and diagnostic markets, expanding the Company’s presence in the clinical lab setting.

●

We continued to strengthen our commercial and geographic operations and leadership. In September of 2015, we expanded our leadership and commercial expertise in the Asia Pacific region. We acquired our long-time Italian distributor, Space Import-Export, in July of 2016, and at the same time, strengthened our commercial and operational teams in Europe and the Middle East. These additions strengthen our presence and set the stage for further expansion in southern Europe and the Middle East.

●

We continued to launch successful new products and expanded our IP portfolio as we continue our transformation to an innovation company. New products brought in over $12 million in first year reagent sales in fiscal 2016, double the amount attributed to new products in the prior fiscal year. We have had similar success in driving scientific innovation, represented in part by a significant increase in our patent portfolio. We now have over 140 patents and patent applications, increasing from approximately 20 patents and patent applications held by the Company three years ago.

Governance Highlights	Each committee operates under a written charter that has been approved by the Board and is available to shareholders.
Voting and Shareholder Rights
Each committee has the authority to retain independent advisors.
Annual election of directors.

Majority vote standard, not a plurality, in uncontested elections.	Annual Board and committee evaluation process, as well as periodic individual director assessments.

Incumbent directors not re-elected by a majority vote must offer to resign.	Retirement age of 75 for directors, to be applied prospectively.

No shareholder rights plan.	Implemented stock ownership guidelines for directors and executive officers for the first time in 2016.

No supermajority voting provisions.
Other Governance Matters

Shareholders holding 10% or more of our outstanding stock have the right to call certain special meetings.	Code of Ethics and Business Conduct, and related hotline.

Board Leadership Structure and Practices
Continued to expand our shareholder engagement efforts during fiscal 2016, holding our first Investor Day in September 2016.
8 out of 9 independent Board members.

Balance of industry, scientific and functional expertise among directors.	Executive Compensation

98.8% of the votes cast on the 2015 advisory vote on our executive compensation program were supportive. We continue to strive to reward strong performance and align the interests of senior management and shareholders.

The roles of chair and CEO are currently split, with the chair being an independent director.

Each committee is made up solely of independent directors.

You can learn more about our corporate governance elsewhere in this proxy or by visiting www.bio-techne.com/investor-relations where you will find our Principles of Corporate Governance, each standing committee charter and our Code of Ethics and Business Conduct. Each of these documents is also available in print upon request made to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Ave NE, Minneapolis, MN 55413.

ITEMS 1 AND 2: ELECTION OF DIRECTORS

Item 1. ESTABLISHING THE NUMBER OF DIRECTORS AT NINE

Your Board recommends a vote “FOR” setting the number of directors at nine.

The bylaws of the Company provide that the number of directors shall be determined by the shareholders at each Annual Meeting. The Nominations and Governance Committee of the Board recommended to the Board of Directors that the number of directors be set at nine. Under applicable Minnesota law and the Company’s bylaws, approval of the proposal to set the number of directors at nine requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Item 2. ELECTION OF DIRECTORS

Your Board recommends a vote “FOR” each director nominee.

There are nine nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2017 Annual Meeting of Shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. All nominees are current directors and were elected at the 2015 Annual Meeting. For purposes of the upcoming Annual Meeting, the Nominations and Governance Committee has recommended the reelection of each nominee as a director. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy (the “Proxy”) authorizes the persons named in the Proxy to vote for a replacement nominee, if the Board names one, as such persons determine in their best judgment. As an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

Under the Company’s Amended and Restated Articles of Incorporation, directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority vote, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Under the Board’s director resignation policy, an incumbent director who does not receive a majority of the votes cast “FOR” his or her election, in an election where the majority vote standard applies, must offer to tender his or her resignation to the Company’s Nominations and Governance Committee. The policy further provides that the Board, taking into account the recommendation of the Nominations and Governance Committee, will act on a tendered resignation and publicly disclose its decision within 90 days of receiving certification of the election results. If the Board does not accept such director’s resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected.

Nominees for Director

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years, and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Mr. Baumgartner, age 60, has served on the Company’s Board since 2003 and as Chairman since 2012. He received a bachelor’s degree in business administration from the University of Notre Dame. Mr. Baumgartner has served as Executive Chairman, Director of the Center for Diagnostic Imaging, Inc., an operator of diagnostic imaging centers, since 2001. Until August 2015, Mr. Baumgartner also served as Chief Executive Officer of that company. Prior to 2001, he held numerous executive positions, including as Chief Executive Officer and Director of American Coating International, President and Chief Executive Officer of First Solar and President of the Apogee Glass Group. He began his professional career at KPMG LLC, an international accounting firm. Mr. Baumgartner currently serves on the boards of Carestream Health, Inc. and Invenshure LLC. Among other attributes, skills and qualifications, the Board believes Mr. Baumgartner is qualified to serve as a Director of the Company because his extensive finance, accounting and general business background provides valuable strategic management and financial oversight skills.

Charles A. Dinarello, M.D., age 73, has served on the Company’s Board since 2005. Dr. Dinarello received his medical degree from Yale University and his clinical training at the Massachusetts General Hospital, and, among other positions, has been employed by the National Institutes of Health. Since 1996, Dr. Dinarello has been Professor of Medicine and Immunology at the University of Colorado School of Medicine in Aurora, Colorado, and he is currently also Professor of Experimental Medicine at Radboud University in the Netherlands. Previously, he was Professor of Medicine and Pediatrics at Tufts University School of Medicine and a staff physician at the New England Medical Center Hospital in Boston. From March 2009 to February 2011, Dr. Dinarello served as acting CEO of Omni Bio Pharmaceutical, Inc. In 1998, Dr. Dinarello was elected to the United States National Academy of Sciences, and in 2010, he was made a foreign member of the Royal Netherlands Academy of Sciences. Dr. Dinarello is considered one of the founding fathers of cytokine biology, and regularly speaks at symposia around the world. For his research in the field, Dr. Dinarello has won numerous awards: the Novartis Prize in Clinical Immunology, the Paul Ehrlich Prize, the Bonsfils-Staton Award, the Royal Swedish Academy of Sciences Crafoord Prize in Polyarthritis, the Albany Medical Center Prize in Medical and Biomedical Research (the largest U.S. prize in medicine), the Squibb Award, the Ernst Jung Prize of Medicine, the Gold Medal of Heilmeyer Society for International Medicine, the Chirone Prize, the Carol Nachman Prize, the Sheikh Hamdan bin Rashdid al Maktoum Award, the Beering Prize, and the Bonazinga Award. In November 2012, Mr. Dinarello received the Lifetime Achievement Award of the Eicosanoid Foundation for his pioneering studies in the role of lipids in cytokine-mediated inflammation, and in June of 2014, he received the Drexel Prize in Immunology. Among other attributes, skills and qualifications, the Board believes Dr. Dinarello is qualified to serve as a Director of the Company because his distinguished scientific background and his extensive experience with research organizations allow him to provide strategic guidance with regard to product development and the markets and customers we serve.

 John L. Higgins, age 46, has served on the Company’s Board since 2009. He graduated Magna Cum Laude with a bachelor’s degree from Colgate University. Mr. Higgins has been President and Chief Executive Officer of Ligand Pharmaceuticals, Inc. since January 2007 and has been a member of Ligand’s Board of Directors since March 2007. From 1997 until joining Ligand, Mr. Higgins was with Connetics Corporation, a specialty pharmaceutical company, as its Chief Financial Officer, and also served as Executive Vice President, Finance and Administration and Corporate Development at Connetics from January 2002 until its acquisition by Stiefel Laboratories, Inc. in December 2006. Mr. Higgins was previously a member of the executive management team and a director at BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. Before joining BioCryst in 1994, Mr. Higgins was a member of the healthcare banking team of Dillon, Read & Co. Inc., an investment banking firm. Mr. Higgins also serves as Chairman of CoMentis, Inc., a biopharmaceutical company, and has served as a director of numerous public and private companies. Among other attributes, skills and qualifications, the Board believes Mr. Higgins is qualified to serve as a Director of the Company due to his combination of biopharmaceutical business, accounting and finance experience as well as his executive management experience, particularly with public companies.

 Karen A. Holbrook, Ph.D., age 73, has served on the Company’s Board since 2007. Dr. Holbrook earned her bachelor’s and master’s degrees in zoology from the University of Wisconsin-Madison. She earned a Ph.D. in biological structure from the University of Washington School of Medicine, where she pursued postdoctoral training in the Department of Medicine, Division of Dermatology. She currently is the interim president of Embry-Riddle Aeronautical University. Dr. Holbrook served as Senior Vice President for Research and Innovation from 2007 to 2010, and the Senior Vice President for Global Affairs and International Research from 2010 to 2013 at the University of South Florida. She continues to serve as a senior advisor to the president of the University of South Florida and as a private consultant. She served as President of The Ohio State University from 2002 to 2007. Dr. Holbrook previously served as Senior Vice President for Academic Affairs and Provost at The University of Georgia, as well as Professor of Cell Biology and Adjunct Professor of Anatomy and Cell Biology and Medicine at the Medical College of Georgia. Before that, Dr. Holbrook served at the University of Florida at Gainesville as Vice President for Research and Dean of the Graduate School, as well as Professor of Anatomy and Cell Biology and Medicine (Dermatology). Her earlier academic career was spent as a Professor of Biological Structure and Medicine at the University of Washington School of Medicine where she gained a national reputation for her expertise in human fetal skin development and genetic skin disease and was a National Institutes of Health MERIT awardee. Among other attributes, skills and qualifications, the Board believes Dr. Holbrook is qualified to serve as a Director of the Company because her scientific background, academic leadership, and significant personal, professional, and international experience, especially in Asia and the Middle East, provide valuable executive management and strategic insight.

Charles R. Kummeth, age 56, has been President, Chief Executive Officer, and member of the Board of the Company since April 1, 2013. Prior to joining the Company, he served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. from September 2011. He was President of that company’s Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, Mr. Kummeth served in various roles at 3M Corporation, most recently as the Vice President of the company’s Medical Division from 2006 to 2008. Mr. Kummeth also serves on the board of Sparton Corp, an electromechanical device company. Among other attributes, skills and qualifications, the Board believes that Mr. Kummeth is qualified to serve as a Director of the Company because of his experience leading the growth of biotechnology companies. In addition, the Board believes that having the Chief Executive Officer serve as a member of the Board promotes strategy development and implementation and facilitates the flow of information between the Board and management.

Roger C. Lucas, Ph.D., age 73, has been Vice Chairman and senior scientific advisor to the Company’s Board since 1995 and a Director since 1985. He holds a bachelor’s degree in biology from St. Mary’s College in Winona, Minnesota, and a Ph.D. in physiology/biochemistry from the Illinois Institute of Technology. He was a recipient of the National Institutes of Health pre- and post-doctoral fellowships and also served as Assistant Professor of Biochemistry at the State University of New York Medical School. Dr. Lucas is a private investor and currently Chair Emeritus of Envoy Medical Corporation and a member of the board of ChemoCentryx, Inc. In 1980 Dr. Lucas joined R&D Systems as Head of Research. In 1985, he founded the Company’s Biotechnology Division, and from 1985 until his retirement in 1995, Dr. Lucas was Chief Scientific Officer, Executive Vice President and Secretary of the Company. Among other attributes, skills and qualifications, the Board believes Dr. Lucas is qualified to serve as a Director of the Company because of his scientific background and his knowledge of the Company and its markets.

Roeland Nusse, Ph.D., age 66, has served on the Company’s Board since May 2010. Dr. Nusse earned a bachelor’s degree in biology from the University of Amsterdam and a doctorate in molecular biology from the Netherlands Cancer Institute in 1980. He did his postdoctoral fellowship at the University of California, San Francisco. Dr. Nusse has served as Chairman of the Department of Developmental Biology at Stanford University since 2007. Dr. Nusse has been a professor or associate professor in the Department of Developmental Biology at Stanford University and an investigator at the Howard Hughes Medical Institute since 1990. He has also been the chair of the Department of Developmental Biology at Stanford since 2007. Dr. Nusse was previously at the Netherlands Cancer Institute (Amsterdam, The Netherlands) as a staff scientist and ultimately head of the Department of Molecular Biology. Dr. Nusse was elected to the United States National Academy of Sciences in April 2010. Dr. Nusse was previously named a member of the European Molecular Biology Organization in 1988, a member of the Royal Dutch Academy of Sciences in 1997 and a member of the American Academy of Arts and Sciences in 2001. Among other attributes, skills and qualifications, the Board believes Dr. Nusse is qualified to serve as a Director of the Company because his scientific research and academic background provide valuable strategic insight, including insight into the Company’s customers and markets.

Randolph C. Steer, M.D., Ph.D., age 66, has served on the Company’s Board since 1990. Dr. Steer received his undergraduate degree in physiology and Ph.D. in pathobiology from the University of Minnesota and his medical degree from the Mayo Medical School. Dr. Steer is currently an independent biotechnology consultant. He served as President and Chief Operating Officer of Capstone Therapeutics Corp. from April 2006 to October 2011. Dr. Steer was elected to the Mayo Clinic Board of Trustees in November 2011. In the past five years, Dr. Steer also served as a director of Vital Therapies, Inc. From 1989 to 2006 Dr. Steer was a consultant to the pharmaceutical and biotechnology industries, where he advised companies in business development, medical marketing and regulatory and clinical affairs. His prior experience includes service as Associate Director of Medical Affairs at Marion Laboratories and as Medical Director at Ciba Consumer Pharmaceuticals. Among other attributes, skills and qualifications, the Board believes Dr. Steer is qualified to serve as a Director of the Company because his medical and scientific backgrounds and his knowledge of the pharmaceutical and biotechnology industries provide valuable strategic insight.

Harold J. Wiens, age 70, has served on the Company’s Board since May 2014. He holds a Bachelor’s degree in mechanical engineering from Michigan Technological University and is a 30-plus year veteran of The 3M Company. Mr. Wiens began his 3M career in 1968 and held multiple domestic and international engineering and production management roles, including Memory Technologies Group Manufacturing Manager for the Europe location, Managing Director and Executive Vice President of Sumitomo 3M, and, most recently, Executive Vice President of 3M’s Industrial Sector. Prior to retiring from 3M in 2006, Mr. Wiens restructured the business and led a global implementation of Six Sigma, which together resulted in faster business processes and a focus on customers that drove international growth. Since retirement, he remains active in the community by serving on the boards of local non-profit entities. Among other attributes, skills and qualifications, the Board believes Mr. Wiens is qualified to serve as a Director of the Company because of his deep knowledge in international business practices and his ability to guide balance between operations and accelerated growth of the Company.

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the short- and long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board consisted of nine members as of the fiscal year ended June 30, 2016 (“FY 2016”), all of whom were independent with the exception of Charles Kummeth, the President and CEO.

Standing Committee Responsibilities and Other Information

The Board currently has three standing Committees: the Audit Committee, the Executive Compensation Committee and the Nominations and Governance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with applicable requirements of the SEC and Nasdaq (collectively, the “Applicable Rules”). The charter of each committee requires an annual review by such committee. Each member of our standing committees is independent, as determined by the Board, under the Applicable Rules. In addition, each member of the Audit Committee and the Executive Compensation Committee meets the additional independence standards for committee members under the Applicable Rules. The members of each standing committee are appointed by the Board each year for a term of one year and until their successors are elected, or until the earlier death or resignation or removal from the committee or the Board. In addition to the three standing committees, the Company also has a Scientific Advisory Board which includes certain directors with expertise in science. The Scientific Advisory Board assists the Company in identifying scientific areas of interest for collaboration and product development. In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner.

Audit Committee

The Audit Committee is responsible for the appointment, supervision and evaluation of the Company’s independent registered public accounting firm and for reviewing the Company’s internal audit procedures, the quarterly and annual financial statements of the Company and the results of the annual audit. The Audit Committee’s other responsibilities include approval of related party transactions, oversight of the Company’s cash investment policy and monitoring the Company’s financial fraud hotline and other compliance matters having financial impact. Additionally, the committee performs such other activities and considers such other matters, within the scope of its responsibilities, as the Audit Committee or Board deems necessary or appropriate. The Board has determined that, for FY 2016, Messrs. Baumgartner and Higgins are “audit committee financial experts” in accordance with SEC as such term is defined in the Applicable Rules.

Executive Compensation Committee

The Executive Compensation Committee determines base and incentive compensation for executive officers of the Company, establishes overall policies for executive compensation and reviews the performance of the executive officers. The Executive Compensation Committee works with Mr. Kummeth, the President and CEO, to establish compensation and performance goals for the other executive officers and, acting independently, establishes the compensation and performance goals for Mr. Kummeth. The Executive Compensation Committee also recommends to the Board and administers director compensation policies and practices. The Executive Compensation Committee may delegate any of its responsibilities to one or more members of the Executive Compensation Committee to the extent permissible under Applicable Rules.

Nominations and Governance Committee

The Nominations and Governance Committee recruits well-qualified candidates for the Board, selects persons to be proposed in the Company’s Proxy Statement for election as directors at annual meetings of shareholders, determines whether each member of the Board is independent under Applicable Rules, establishes governance standards and procedures to support and enhance the performance and accountability of management and the Board, considers the composition of the Board’s standing committees and recommends any changes, evaluates overall Board performance, assists committees with self-evaluations, and monitors emerging corporate governance trends. In fulfilling its responsibilities, the Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominations and Governance Committee through current members of the Board of Directors, professional search firms, shareholders or other persons and may be considered at any point during the year.

The Nominations and Governance Committee will apply the same criteria in evaluating candidates recommended by shareholders as is used for candidates recommended by other sources, which criteria is described below under “Director Qualifications, Diversity and Refreshment.” Recommendations may be sent to the attention of the Nominations and Governance Committee at the Company’s address: 614 McKinley Place N.E., Minneapolis, MN 55413. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Nominations and Governance Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set forth in our Principles of Corporate Governance. Shareholders who intend to nominate a candidate for election by the shareholders at the Annual Meeting (in cases where the Board does not intend to nominate the candidate or where the Nominations and Governance Committee was not requested to consider his or her candidacy) must comply with the procedures in our Second Amended and Restated Bylaws, which are described under the section of this Proxy Statement entitled “Additional Corporate Governance Matters—Shareholder Proposals.”

Board and Meeting Attendance

The Board met 8 times during FY 2016. Each director attended at least 75% of the aggregate number of meetings of the Board and of all the standing and other committee meetings on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings but also by conducting business via written actions in lieu of meetings and otherwise communicating informally throughout the year on various Board and committee matters with executive management, advisors and others on matters affecting the Company. Directors are also expected to attend the upcoming Annual Meeting. All directors attended the Annual Meeting of Shareholders held in October 2015.

The membership of each standing committee during FY 2016, and the number of committee meetings held during FY 2016 are identified in the table below.

Director	Audit	Executive Compensation	Nominations & Governance
Robert V. Baumgartner	X		X
Charles A. Dinarello, M.D.
John L. Higgins	Chair	X
Karen A. Holbrook, Ph.D.		X	Chair
Charles R. Kummeth
Roger C. Lucas, Ph.D.
Roeland Nusse, Ph.D.			X
Randolph C. Steer, M.D., Ph.D.		Chair
Harold J. Wiens	X	X
Number of meetings held during FY 2015	5	5	2

Director Qualifications, Diversity and Refreshment

The Nominations and Governance Committee periodically assesses the skills and experience needed of directors to properly oversee the short- and long-term interests of the Company. The Committee utilizes a variety of methods for identifying and evaluating candidates for director, with the ultimate goal of maintaining a well-rounded Board that functions collegially and independently. Candidates for the Board are considered and selected on the basis of the criteria set forth in our Principles of Corporate Governance, including outstanding achievement in their professional careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board’s strategic discussions and be capable of and committed to devoting adequate time to Board duties. With respect to incumbent directors, the Nominations and Governance Committee also considers past performance on the Board and contributions to the Company.

While the Company does not have a formal diversity policy for board membership, the Company seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions. The Nominations and Governance Committee considers, among other factors, diversity with respect to perspectives, backgrounds, skills and experience in its evaluation of candidates for board membership. Such diversity considerations are discussed by the Nominations and Governance Committee in connection with the general qualifications of each potential nominee.

In 2013, the Board adopted a principal of governance that called for mandatory retirement at age 75, although board service could be extended for an additional year if deemed to be in the best interests of the corporation. With three current directors nearing retirement age in the next several years, the Company will be in a position to refresh the Board’s membership and will be seeking directors with qualifications and experience complementary to the existing directors.

Director Compensation

The Company believes that compensation for non-employee directors should be competitive and should encourage ownership of the Company’s stock. The Executive Compensation Committee periodically reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation. Since there had been no adjustments to director compensation levels for several years, in FY 2016 the Executive Compensation Committee evaluated compensation for non-employee directors against those of directors in the same peer companies used for executive compensation in FY 2016. Based on that analysis, it recommended and the Board adopted changes to both the cash and equity portions of director compensation effective after the 2015 Annual Shareholder Meeting to bring non-employee director compensation more in line with the peer group of companies.

As of the beginning of FY 2016, each non-employee member of the Board received an annual retainer fee of $40,000. The Chairman of the Board received an additional annual fee of $20,000, the Audit Committee chair received an additional annual fee of $15,000, and each other committee chair received an additional annual fee of $12,000. In addition, on an annual basis, each non-employee director was eligible to receive either (1) a fully vested option to purchase 5,000 shares of Bio-Techne Common Stock, with an exercise price equal to the fair market value of Bio-Techne’s Common Stock on the grant date, or (2) a fully vested option to purchase 4,000 shares of Bio-Techne Common Stock, with an exercise price equal to the fair market value of Bio-Techne’s Common Stock on the grant date, and 1,000 shares of restricted stock, which vest after one year.

Effective after the 2015 Annual Shareholder Meeting, each non-employee member of the Board now receives an annual retainer fee of $62,500. The Chairman of the Board receives an additional annual fee of $50,000, and each Committee chair receives additional annual fees of $25,000 (Audit), $17,500 (Executive Compensation) and $15,000 (Nominations and Governance). In addition, on an annual basis, each non-employee director is eligible to receive annual equity grants valued at $185,000 and vesting upon the sooner of the one-year anniversary of the grant or the next annual shareholder meeting, such grants to be made half in stock options, with an exercise price equal to the fair market value of Bio-Techne’s Common Stock on the grant date, and half in restricted stock.

From time to time, certain directors with expertise in science may serve on the Company’s Scientific Advisory Board, which assists the Company in identifying scientific areas of interest for collaboration and product development. No additional fees are paid for this service. In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner. In FY 2016, the Board established a Scientific Sub-committee, which operated from July to October 2015 with Dr. Dinarello serving as chair. Dr. Dinarello received an additional fee of $1,000 for each month of service in that capacity.

Non-employee directors who join the Board other than by election at an annual meeting of shareholders receive a pro-rated equity grant based on the portion of the year served. Non-employee directors are also paid their reasonable expenses for attending Board and Committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

Effective as of July 2016, to better align the interests of directors with other shareholders, the Board adopted stock ownership guidelines for all directors and executive officers. The new guidelines will require non-employee directors to own stock at least equivalent in value to their annual retainer fee within five years.

Directors who are not employees of the Company were compensated for FY 2016 as follows:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Robert V. Baumgartner	$95,000	$92,493	$92,482	$1,337	$279,975
Charles A. Dinarello, M.D.	59,000	92,493	92,482	1,337	245,312
John L. Higgins	76,667	92,493	92,482	1,337	262,979
Karen A. Holbrook, Ph.D.	69,000	92,493	92,482	1,337	255,312
Roger C. Lucas, Ph.D.	55,000	92,493	92,482	1,337	241,312
Roeland Nusse, Ph.D.	55,000	92,493	92,482	1,337	241,312
Randolph C Steer, M.D., Ph.D.	70,667	92,493	92,482	1,337	256,979
Harold J. Wiens	55,000	92,493	92,482	1,337	241,312

(1)

Amounts consist of annual director fees, chair fees, and Committee fees for services as members of the Company's Board and its Committees. For further information concerning such fees, see the discussion above this table.

(2)

Amounts represent the total grant date fair value of equity-based compensation for 1,059 shares of restricted stock granted pursuant to the Company's Amended and Restated 2010 Equity Incentive Plan in FY 2016 at the grant date market value of $87.34 per share, in accordance with Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. As of June 30, 2016, the following non-employee directors held the following number of unvested shares of restricted stock of the Company: Mr. Baumgartner-1,059; Dr. Dinarello-1,059; Mr. Higgins-1,059; Dr. Holbrook-1,059; Dr. Lucas-1,059; Dr. Nusse-1,059; Dr. Steer-1,059; and Mr. Wiens-1,059.

(3)

Amounts represent the total fair value of equity-based compensation for 4,260 stock option awards granted pursuant to the Company's Amended and Restated 2010 Equity Incentive Plan in FY 2016, as calculated in accordance with the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of these amounts are described in Note 9 to the Company's audited financial statements for FY 2016, included in the Company's Annual Report on Form 10-K that was filed with the SEC on August 29, 2016.  As of June 30, 2016, the following non-employee directors held options to purchase the following number of shares of the Company's Common Stock: Mr. Baumgartner-42,260; Dr. Dinarello-42,260; Mr. Higgins-42,260; Dr. Holbrook-42,260; Dr. Lucas-12,260; Dr. Nusse-37,260; Dr. Steer-22,260; and Mr. Wiens-10,260.

(4)	Amounts represent the total dollar value of dividends paid on restricted stock awards, as those amounts were not factored into the grant date fair value.

Corporate Governance

Board Independence

The Board annually reviews the independence of each director. The Board has affirmatively determined that all of the Company’s non-employee directors are “independent” as such term is defined in Applicable Rules. Mr. Kummeth is not independent based on his service as the Company’s CEO and President. In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information. The Company provided products valued at less than $100,000 to a laboratory at the University of Colorado School of Medicine directed by Dr. Dinarello for promotional and research purposes in a manner similar to the Company’s relationship with other research laboratories for comparable value.  A scientific foundation controlled by Dr. Dinarello also sponsored a symposium featuring the Company’s products in FY 2015; the Company made a payment of $2500 to the foundation in FY 2016 to cover part of the cost of that symposium.

Board Leadership Structure

Currently, the Board is led by its Chairman, Mr. Baumgartner, an independent director. The Board has determined that dividing the roles of Chairman and CEO is currently the most effective leadership structure for the Company because of the differences between the two roles. The Board is responsible for setting the strategic direction for the Company. The Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of the independent directors. The CEO executes the Board’s direction and is responsible for the day-to-day leadership and performance of the Company. In addition, the independent directors of the Board meet in executive session without members of management present on a regularly scheduled basis.

The Board has determined that maintaining an independent Chairman, along with the independence of a majority of directors, helps maintain the Board’s independent oversight of management and ensures that the appropriate level of independence is applied to all Board decisions. In addition, the Audit, Executive Compensation, and Nominations and Governance Committees each consist entirely of independent directors.

Risk Oversight

Risk assessment and oversight is an integral part of Board and Committee deliberations throughout the year. The Company’s Board administers its risk oversight function through its Committees, as described below, and directly with respect to all other risks, including strategic, technology, cybersecurity and operational risks. In performing their oversight responsibilities, the Board and Committees review policies and guidelines that senior management use to manage the Company’s exposure to material categories of risk. In addition, the Board and Committees review the performance and functioning of the Company’s overall risk management function and management’s establishment of appropriate systems for managing risk.

The Audit Committee has oversight responsibility with respect to the Company’s financial risk assessment and financial risk management. The Audit Committee meets regularly with management and the Company’s independent auditors to review the Company’s risk exposures, the potential financial impact those risks may have on the Company, the steps management takes to address those risks, and how management monitors emerging risks.

With respect to the Company’s compensation plans and programs, the Executive Compensation Committee structures such plans and programs to balance risk and reward, while mitigating the incentive for excessive risk taking by the Company’s executive officers and employees. The Executive Compensation Committee has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominations and Governance Committee oversees the management of risks associated with the composition and independence of the Company’s Board, as well as general corporate governance risks and policies and maintenance of the Code of Ethics and Business Conduct.

Executive Compensation Committee Interlocks and Insider Participation

During FY 2016, the members of the Executive Compensation Committee were Dr. Steer (Chair), Mr. Higgins, Mr. Wiens and Dr. Holbrook. None of the current members of the Executive Compensation Committee was an officer or employee of the Company during FY 2016, or was formerly an officer of the Company. None of the current members of the Executive Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company during FY 2016 served on the compensation committee or the board of any company that employed any member of the Company’s Executive Compensation Committee or Board.

Executive Compensation Consultants

From time to time, the Executive Compensation Committee retains consultants to assist with setting executive compensation. The Executive Compensation Committee has sole authority to retain or replace such independent compensation consultants. The compensation committee annually evaluates the independent compensation consultant’s independence and performance under the applicable Nasdaq listing standards.

In FY 2016, the Executive Compensation Committee engaged Aon Hewitt, an independent outside compensation consulting firm, to advise the Executive Compensation Committee with respect to compensation of the CEO and other executive officers. In that capacity, Aon Hewitt provided the Executive Compensation Committee with a peer group analysis and assisted the Executive Compensation Committee in structuring the compensation program for the CEO and other executive officers. For further information concerning the rationale for using a compensation consultant and a description of the peer group, see “Procedures for Setting Executive Compensation, Use of Compensation Consultant and Peer Groups.” At the request of the Executive Compensation Committee, Aon Hewitt also provided benchmarking guidance regarding the compensation of directors using the same peer group used for executive compensation. Aon Hewitt did not provide any additional services to the Company during FY 2016.

Principles of Corporate Governance

The Company has adopted Principles of Corporate Governance, which are applicable to all directors. The Principles of Corporate Governance describe the Company’s corporate governance practices and policies, and provide a framework for the governance of the Company. Among other things, the Principles of Corporate Governance require a majority of the members of the Board to be independent directors and require candidates for director to meet minimum qualifications including high moral character and mature judgment. The Principles of Corporate Governance also specify that the Company shall maintain Audit, Executive Compensation and Nominations and Governance Committees which consist entirely of independent directors.

Shareholder Communications

The Company values the perspectives of its shareholders. Management meets frequently with key shareholders to discuss the Company’s financial performance and strategies. Recently, the Company also initiated a shareholder engagement program to discuss governance matters with key shareholders.

Communications from shareholders are always welcome. Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that such communication is intended for the Board of Directors, for non-management directors, or for a particular director. Unless other distribution is specified, the communication will be forwarded to the entire Board.

EXECUTIVE COMPENSATION

Executive Compensation Highlights

The Executive Compensation Committee has designed the compensation packages of our executive officers with key business and performance objectives in mind. In particular, we strive to align executive compensation with our key strategic objectives: building core products and innovation, geographic expansion, commercial execution, operational excellence and talent retention and recruitment.

Executive Compensation Initiatives

We have made the following progressive changes to our executive compensation programs in order to accomplish the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity:

●

In FY 2014, engaged executive officers in the Company’s Short Term Incentive Plan: cash incentives are earned if annual performance goals are achieved. Also granted Long-Term Equity Awards to executive officers: stock options vest over a four-year period in order to align the financial interest of executives with the financial interests of Company shareholders.

●

In FY 2015, granted performance awards to the Company’s CEO and CFO; equity incentives were earned if certain objectives were met. Also initiated Long-Term Performance Awards for the Company’s CEO: equity incentives are earned if performance goals are achieved over a three-year period.

●

In FY 2016, expanded Long-Term Performance Awards to all executive officers: equity incentives will be earned if performance goals in critical measures of the business are achieved over a three-year period.

At last year’s annual meeting of shareholders, our advisory vote on executive compensation received 98.8% approval from shares present and entitled to vote. We appreciate our shareholders’ support of our compensation and governance practices and will continue to structure executive compensation in a manner that aligns the interests of executives with those of the shareholders.

Best Practices in Compensation Governance

The table below summarizes what we do and what we don’t do with respect to our compensation governance practices. We maintain these best practices to encourage actions that are in the long-term interests of our shareholders and the Company.

Pay for performance. Under the FY 2016 Management Incentive Plan, approximately 50% of CEO target total direct compensation was directly or indirectly tied to Company performance and approximately 44% of other NEOs’ target total direct compensation was directly or indirectly tied to Company performance.	No hedging or pledging. Directors and executive officers may not hedge Company securities and, subject to limited exceptions, may not pledge Company securities as collateral for any loan.

Emphasize long-term performance. Approximately 69% of NEOs’ target direct compensation is equity-based with multi-year vesting.	No repricing of stock options or stock appreciation rights. No re-pricing or exchange of stock options or stock appreciation rights without shareholder approval.

Minimum required vesting. We do not allow vesting of options or stock appreciation rights to occur in a period of less than one year, subject to certain exceptions.	Mitigate undue risk. Annually review all incentive programs for material risk

Develop sound financial goals. Financial goals for incentive plans are based on targets that are challenging but achievable.	Independent Board Chair. Effective independent Board leadership and oversight of management

Use double-trigger vesting provisions. Vesting connected with a change in control requires qualifying termination of employment (“double-trigger” provision).	Engage independent consultants. Executive Compensation Committee engages independent compensation and legal consultants.

Impose stock ownership requirements. Align executives with shareholders by requiring a specified level of stock ownership, adopted recently.	Review tally sheets. Review of executive compensation program components includes potential severance and change in control payouts.

No golden parachute tax gross-ups. We do not enter into new agreements with executive officers providing for golden parachute tax gross-ups.

Compensation Discussion and Analysis

In this section, we provide an overview of our executive compensation philosophy and describe the material components of our executive compensation program for our CEO, CFO and three other most highly compensated executive officers as of June 30, 2016 (collectively, our “NEOs”). For FY 2016, our NEOs and their respective titles were as follows:

•	Charles R. Kummeth, President and CEO;

•	James Hippel, Senior Vice President – Finance and Chief Financial Officer;

•	David Eansor, Senior Vice President – Biotechnology;

•	Robert Gavin, Senior Vice President – Protein Platforms; and

•	Kevin Gould, Senior Vice President – Clinical Controls.

Fiscal 2016 Incentive Payouts Reflect Positive Performance

The Executive Compensation Committee aligns pay with performance and strategic initiatives by tying a significant portion of awards to rigorous revenue- and earnings-based financial goals and by using both short- and long-term incentives. For FY 2016, annual cash incentive payouts were above target for the CEO and CFO because our Company-wide organic revenue and adjusted EBITDA results exceeded target goals. Cash incentive payouts for the SVP – Biotechnology, SVP – Protein Platforms and SVP-Clinical Controls ranged from 97% to 176% of target based on Company-wide and division performance.

NEOs also received time-based long-term equity awards during FY 2016 and achieved pro-rata vesting of time-based long-term equity awards granted in prior years. These awards generally have vesting periods of at least three years. All NEOs also received performance-based equity awards in FY 2016 with multi-year performance periods. Outside of our annual incentive program, in connection with the Company’s acquisition of Cliniqa, our SVP – Clinical Controls received performance-based equity awards in FY 2016 with a three-year performance period.

For FY 2016, significant components of target pay were as follows:

Incentive Pay Element	Metric		Target Pay
Annual Goal-Based Cash Award	●	All NEOs: Consolidated Organic Revenue	30% – 100% of NEO base salary

	●	All NEOs: Consolidated Adjusted EBITDA

	●	Division SVPs: Division Organic Revenue

	●	Division SVPs: Division Adjusted EBITDA

Long-Term Equity Awards	●	50% Time-based Awards	45% – 81% of NEO total target compensation

(time-based and performance-based stock options, restricted stock and RSUs)	●	50% Performance-based awards based on 3-Year Consolidated Organic Revenue Growth and Consolidated Adjusted Operating Income Growth

The table below summarizes the elements on which FY 2016 incentive payouts were based:

Incentive Pay Element		Financial Highlights	Payout
Short-Term Goal-Based Cash Awards	●	Achieved $499 million in Consolidated Revenue	97% – 176% of Target Award

	●	Achieved $150.6 million in Consolidated EBITDA

	●	Achieved $317.3 million in Biotechnology Revenue, $77.3 million in Protein Platforms Revenue and $104.5 million in Clinical Controls Revenue

Incentive Pay Element	Payout
Long-Term Equity Awards	Annual Pro-Rata Vesting of Time-Based Awards (over 4 years)

(stock options, restricted stock and restricted stock units)	Multi-Year Performance Awards Subject to Vesting (in 3 years)

The financial highlights above reflect as-reported GAAP numbers. Performance payouts are made based on growth of organic revenue, adjusted operating income and adjusted EBITDA, in the amounts reflected in the 2016 Summary Compensation Table. Organic revenue, adjusted operating income, and adjusted EBITDA numbers exclude the impact of foreign currency translation, certain acquisitions and acquisition-related amortization, depreciation, costs and expenses, non-recurring litigation expenses, stock-based compensation expense and other unusual items. For a comprehensive discussion of our financial results, please refer to our Annual Report on Form 10-K for FY 2016, which was filed with the SEC on August 29, 2016.

Compensation Objectives

The Executive Compensation Committee reviews and approves each executive’s base pay, bonus, and equity incentives annually and is responsible for assuring that compensation for the executive officers is consistent with the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term shareholder interests, and encouraging internal pay equity. The Executive Compensation Committee determines the appropriate level for each compensation component based on these overall compensation objectives. We strive to provide market competitive compensation and emphasize at-risk cash bonus opportunities and equity compensation that reflect the Company’s performance goals and are commensurate with each executive’s scope of responsibility within the organization. The graphics below illustrate the amount of CEO and the average of other NEO target compensation tied to annual and long-term Company performance pursuant to the FY 2016 base salaries, the FY 2016 Management Incentive Plan and, outside of our annual incentive program, in connection with the Company’s acquisition of Cliniqa. In connection with the acquisition of Cliniqa, our SVP – Clinical Controls received performance-based equity awards in FY 2016 with a three-year performance period; these awards are included in the graph below.

Performance Targets Reward Stretch Performance

The target-setting process for our incentive plans is intended to align pay with performance and long-term shareholder interests. The Company’s business planning process and strategic direction is foundational to this effort. Bio-Techne’s business planning process is determined by the overall business environment, industry and competitive factors and our goals and strategies. The business planning process drives our annual operating plan as well as establishes our long-term financial, operational and strategic objectives.

Key Considerations in Development of Annual and Long-Term Goals
Business Environment	Competitive Factors	Company-Specific Factors
• Market Outlook	• Industry Trends	• Historical Trends

• International Trends	• Competitive Landscape	• Historical Performance

• Analyst Expectations	• Market Growth	• Five-Pillar Strategy

• Tax Policy		• Capital Deployment Opportunities

• Recent Capital Deployment Decisions

The Executive Compensation Committee reviews and oversees the development and implementation of compensation programs that are aligned with Bio-Techne’s business strategy. The financial performance goals approved by the Executive Compensation Committee for the annual and long-term incentive plans are informed by the annual operating plan and Bio-Techne’s five-pillar long-term strategy. Because our target goals are based on our internal forecasts and confidential business information, and are developed as a tool to facilitate strategic planning, disclosure of the targets would cause competitive harm. The Executive Compensation Committee believes that the targets for the annual and long-term incentive awards that were granted in FY 2016 are challenging but attainable. They were set above both target and actual results for FY 2015.

The annual incentive plan is aligned with the annual operating plan and is designed so that a target level payout requires achievement of reasonable but challenging goals. Rolling three-year incentive awards, which were implemented for the CEO in FY 2015 and extended to all NEOs in FY 2016, motivate ongoing achievement of targets at the end of a three-year period, thereby encouraging sustained growth.

Elements of the 2016 Compensation Program

The Company’s executive compensation program consists of base salaries, annual cash performance bonuses, long-term equity awards and various benefits, including the Company’s Profit Sharing and Savings Plan, in which all qualified employees of the Company participate. The Executive Compensation Committee typically also awards equity in the form of stock options, restricted stock and/or stock units upon hiring a new executive officer.

The Executive Compensation Committee uses our compensation peer group to align the payout range for each NEO’s cash and long-term incentive compensation with market practice. Target cash and long-term incentive compensation is positioned between the 50th and 75th percentiles and total compensation is positioned near the median. Specific positioning for each NEO is influenced by individual and company performance, internal equity, experience, strategic needs, the portion of long-term incentive compensation allocated to performance-based versus time-based awards, and other factors.

Pay Element	Alignment with Shareholder Value Creation
• Base Salary	Attracts and retains high-performing executives by providing market-competitive fixed pay

• Annual Cash Incentive	Drives Company-wide and division performance

Focuses efforts on growing revenue and earnings and achieving strategic business goals

• Long-Term Equity Awards	Aligns executives’ interests with those of shareholders

Motivates executives to deliver sustained long-term growth to the business and to the Company’s share price

Retains high-performing executives by providing a meaningful incentive to stay with the Company

• Other Compensation and Benefits	Attracts and retains high-performing executives by offering competitive benefits

Annual Compensation

Annual compensation is delivered in cash with a significant variable portion at risk and contingent on the achievement of pre-established performance objectives. In FY 2015, the Executive Compensation Committee delayed the implementation of merit and other compensation adjustments for the CEO and CFO from April 1, 2015 to July 1, 2015 (FY 2016) so that all executive officers’ performance and compensation could be reviewed at the same time, and at the end of the Company’s fiscal year. This same change in timing was also applicable to the equity awards, which were granted in the first quarter of FY 2016. As a result of the timing differences in compensation adjustments for the CEO and CFO, the change in their compensation from FY 2014 to FY 2015 appears artificially lower and the change from FY 2015 to FY 2016 appears higher in comparison.

In FY 2016, components of annual compensation were:

•

Base salary. Base salary is the only fixed component of our executive officers’ total cash compensation. Base salaries provide competitive pay in order to attract and retain executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience each individual brings to the Company, the length of time with the Company and the performance contributions each makes. FY 2016 base salaries for our NEOs appear in the 2016 Summary Compensation Table.

•

Annual Cash Incentive. Executives are eligible to receive cash performance bonuses under the Company’s Short-Term Incentive Plan if predetermined goals are achieved. FY 2016 payouts appear in the 2016 Summary Compensation Table. Threshold, target and maximum opportunities for FY 2016 appear in the 2016 Grants of Plan-Based Awards Table.

FY 2016 Performance Metrics. The Short-Term Incentive Plan for FY 2016 provided that awards would be based upon the Company’s consolidated adjusted EBITDA results, consolidated organic revenue results, and, with respect to certain executive officers, division adjusted EBITDA results and division organic revenue results for FY 2016. These targets align with the Company’s strategic objectives of strengthening core products, expanding geographically, and committing to commercial execution and operational excellence. In addition, setting clear goals and rewarding achievement promotes the Company’s strategic objective of talent retention and recruitment. Overall achievement is calculated for each executive by determining the weighted average of performance based on EBITDA results and consolidated organic revenue results within each applicable category.

Metric*		Weighting**	Why Metric Was Selected
Company-Wide Adjusted EBITDA	●	Determines 50% of the award for our CEO and CFO	EBITDA is an important driver of share price valuation and shareholder expectations.
	●	Determines 25% of the award for our Divisional SVPs
Company-Wide Organic Revenue	●	Determines 50% of the award for our CEO and CFO

Revenue growth is the best long-term driver of consistent cash generation; organic revenue growth was selected as a better measure of operational execution since it excludes revenue added through acquisition.

	●	Determines 25% of the award for our Divisional SVPs
Division Adjusted EBITDA	●

Determines 25% of the award for our Divisional SVPs, except our SVP – Clinical Controls, who was promoted part way through the year and whose performance is based on the EBITDA for the Cliniqa business only in FY 2016

For executive officers in charge of principal business units, division results are key measures of success.
Division Organic Revenue Growth	●	Determines 25% of the award for our Divisional SVPs, except for our SVP – Clinical Controls, whose performance is based on revenue growth for the Cliniqa business only in FY 2016

For executive officers in charge of principal business units, division results are key measures of success; organic revenue growth was selected as a better measure of operational execution since it excludes revenue added through acquisition.

*Adjusted EBITDA and organic revenue exclude the impact of foreign currency translation, acquisitions and acquisition-related amortization, depreciation, costs and expenses, stock-based compensation expense, non-recurring litigation expenses and other unusual items.

**In order to calculate the payout for each executive, weighting is applied to average the EBITDA results and consolidated organic revenue results within each applicable category.

The range of eligible payouts for FY 2016 was based on a percentage of each NEO’s salary, as follows:

Performance Level	Payout Range
Blended threshold performance (95% of applicable organic revenue and adjusted EBITDA targets)	15% of base salary to 50% of base salary
Blended target performance (100% of applicable organic revenue and adjusted EBITDA targets)	30% of base salary to 100% of base salary
Blended maximum performance (105% of applicable organic revenue targets and adjusted EBITDA targets)	60% of base salary to 200% of base salary

The Executive Compensation Committee retains the power to determine the bonus amounts and criteria for any new participants and to adjust the bonus amounts and criteria from time to time.

A participant must be employed on the last day of the fiscal year to receive any portion of the annual cash incentive payment she or he earns. If the person resigns for any reason before the end of the fiscal year, he or she will forfeit the entire bonus.

Long-Term Incentive Compensation

Long-term incentive compensation is a critical component of our executive compensation program. This element of compensation serves to align our executives’ financial interests with sustained shareholder value creation and long-term Company financial results. It also functions as an important retention tool and facilitates the positioning of our NEOs’ total pay within the range of the competitive median of our compensation peer group.

In FY 2016, for the first time our long-term incentive compensation program included both time-vested equity and performance-vested equity for all NEOs, not just the CEO.

Time-Vested Equity

Stock Options. The Company makes annual stock option grants to executives in order to align the interests of executives with those of shareholders. Executives recognize value only if the market value of the Company’s stock appreciates over time. The Company’s stock option grants generally vest 25% on each of the first four anniversaries of the grant date and have a seven-year term. The Executive Compensation Committee determines the appropriate stock option award value by considering how the value of equity awards will impact each NEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the responsibilities and performance of the NEOs, internal equity, the grants made by companies in our compensation peer group and other factors the Executive Compensation Committee deems relevant.

Restricted Stock. Bio-Techne’s CEO also receives restricted stock awards that generally vest over a three-year period. These awards are intended to further align the CEO’s interests with those of shareholders and to provide competitive total compensation to the CEO. The Executive Compensation Committee determines the appropriate number of restricted stock awards by considering the CEO’s total direct compensation as well as the balance between annual and long-term compensation, fixed and at-risk compensation, the Company’s strategic and operational objectives, the CEO’s performance, the grants made by companies in our compensation peer group and other factors the Executive Compensation Committee deems relevant.

Performance-Vested Equity and Cash

FY 2016 Performance Metrics for LTIP Awards. Under the Long-Term Incentive Plan for FY 2016, the Executive Compensation Committee approved grants of stock options, restricted stock units and cash performance units to all then-current executives for the first time. These grants have a three year cliff vesting schedule, and therefore vest following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and consolidated organic revenue goals for fiscal 2018. These targets promote long-term achievement of the Company’s strategic objectives.

●	Company-Wide Adjusted Operating Income. Operating Income is an important driver of share price valuation and shareholder expectations. It determines 50% of the awards for our NEOs.

●	Company-Wide Organic Revenue. Revenue growth is the best long-term driver of consistent cash generation. It determines 50% of the awards for our NEOs.

The Executive Compensation Committee views consolidated adjusted operating income and consolidated organic revenue as most appropriate for the long-term incentive plan because they are measureable performance metrics that reflect the Company’s business performance and stress the balance between top-line growth and bottom-line performance, thereby incenting long-term profitable growth.  We believe that over the long-term, these performance metrics, working in tandem, are most appropriate for driving long-term shareholder value creation.

Threshold, target and maximum opportunities for FY 2016 appear in the 2016 Grants of Plan-Based Awards Table. In order to encourage long-term income and revenue growth, vesting of the FY 2016 LTIP awards depends solely on the Company’s financial performance in FY 2018; no portion of the awards will vest in FY 2016 or FY 2017. Awards will vest on a linear scale depending on the level of performance between threshold and maximum levels. Adjusted operating income and organic revenue exclude the impact of foreign currency translation, acquisitions and acquisition-related amortization, depreciation, costs and expenses, non-recurring litigation expenses and other unusual items.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. Accounting rules also require the recording of cash compensation as an expense at the time the obligation is accrued.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and three other most highly-paid executive officers (other than its chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. The Executive Compensation Committee considers the tax deductibility of payments when setting compensation and may provide compensation that is not tax deductible if it determines that such action is appropriate.

Procedures for Setting Executive Compensation

Responsibility of the Executive Compensation Committee

The Executive Compensation Committee of the Board of Directors is responsible for establishing the compensation programs of the Company’s CEO and other executive officers, including but not limited to the other NEOs. The Executive Compensation Committee participates in the consideration of employment of prospective executive officers of the Company. The Executive Compensation Committee also administers the Company’s equity-based and performance-based compensation plans, including plans under which restricted stock and options are awarded. Accordingly, it is responsible for reviewing cash and equity incentives payable to executives and has the authority to grant restricted shares of Company Common Stock and options to purchase shares of the Company’s Common Stock to all participants under the Company’s equity award plans, and to determine all terms and conditions of such awards. For additional information on the Company’s corporate governance policies, see “Corporate Governance” above.

Role of the Chief Executive Officer in Compensation Decisions

The Executive Compensation Committee annually assesses the base compensation and the potential compensation that the named executive officers will be eligible to earn by achieving the Company’s financial targets. As part of this assessment, the CEO makes recommendations to the Executive Compensation Committee regarding the base compensation and target incentive amounts for the executive officers that report to him. Such recommendations take into account internal pay equity, position within an internal compensation range, changes in responsibilities, compensation levels for similar positions that considers industry and location and other factors the CEO considers important in establishing competitive compensation for the executives that report to him. Among these other factors is a philosophy that there should be a reasonable relationship between executive salaries and the average employee or mid-level manager salaries within an organization; executive bonuses should be based on performance; and long-term incentives should primarily be equity-based arrangements that are tied to long-term improvements in financial results and other factors that lead to appreciation in the Company’s stock price.

The Executive Compensation Committee discusses the CEO’s recommendations and accepts or adjusts them, in whole or in part, based on its own assessment of company strategic goals, executive responsibilities, internal pay equity and its independent review of local comparative data for all industries. The executive officers are not present during the Executive Compensation Committee’s final discussion and determination of the type and amount of compensation to be paid.

Use of Compensation Consultant and Peer Groups

The Executive Compensation Committee retained Aon Hewitt to assist with assessing the compensation packages for the CEO and other NEOs. In that capacity, Aon Hewitt provided a peer group analysis and assisted in structuring short- and long-term incentive plans for the executive officers. The Executive Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to recruit and retain qualified executives, align their interests with those of shareholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals.

The Executive Compensation Committee refers to a comparative group of life sciences companies when evaluating executive compensation. The companies in the peer group are strategically aligned with the goals of the Company and are similar in size to the Company. The peer group was established in March 2015 in advance of setting FY 2016 compensation opportunities for the NEOs. At the time the peer group was established, the peer companies had a median 1,200 employees, $664,600,000 in revenue, and $105,600,000 in EBITDA over the trailing twelve months and had a 30-day average market capitalization of $3,661,300,000. At the time the Executive Compensation Committee approved the peer group, Bio-Techne was positioned as follows relative to the peer group: number of employees – 42nd percentile; revenue – 40th percentile; EBITDA – 59th percentile; and market capitalization – 47th percentile.

Peer Group Companies
Affymetrix, Inc.	Alere Inc.	Align Technology, Inc.	Alkermes plc
Bio-Rad Laboratories, Inc.	Cepheid	Globus Medical, Inc.	HeartWare International, Inc.
Insulet Corporation	Luminex Corporation	Medivation, Inc.	Myriad Genetics, Inc.
PerkinElmer, Inc.	QIAGEN	Seattle Genetics, Inc.	The Medicines Company

Although it is not possible to compile a peer group of companies that directly compete with the Company, the issuers in the comparative group presented above operate in the same general industry as the Company, and the Executive Compensation Committee believes that such companies compete for a similar pool of executive talent.

The Executive Compensation Committee does not target a particular percentile range for the base salaries or total compensation of the Company’s named executive officers, but uses generally published local data and the comparative group data as one factor in its compensation decisions. The Executive Compensation Committee also considered internal equity considerations, experience, and strategic needs in setting other NEO compensation.

Executive Compensation Committee Report on Executive Compensation

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving total compensation programs and levels for the Company’s executive officers, including the NEOs. The Committee’s responsibilities are specified in the Executive Compensation Committee Charter.

The Committee reviewed and discussed the Compensation Discussion and Analysis above with management. Based on the Committee’s review and its discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2016 Annual Meeting.

Randolph C. Steer, M.D., Ph.D. (Chair)

Karen Holbrook, Ph.D.

John L. Higgins

Harold Wiens

   Members of the Executive

   Compensation Committee

2016 Summary Compensation Table

The NEOs received compensation for the fiscal years ended June 30, 2016, 2015 and 2014 as set forth in the chart below. As stated above, in FY 2015, the Executive Compensation Committee delayed the implementation of merit, equity grants and other compensation adjustments for the CEO and CFO from April 1, 2015 to July 1, 2015 (FY 2016) so that all executive officers’ performance and compensation could be reviewed at the same time, and at the end of the Company’s fiscal year. As a result of the timing differences in compensation adjustments for the CEO and CFO, the increase in their compensation from FY 2014 to FY 2015 was lower, and the change from FY 2015 to FY 2016 appears higher in comparison.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus		Stock Awards (2)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		All Other Compensation		Total
Charles R. Kummeth,	2016	$800,000	—		$2,500,044	(4)	$2,908,732	(5)	$1,221,097		$38,241	(6)	$7,468,114
President and CEO	2015	625,000	—		699,983	(4)	700,002	(5)	671,203		40,517		2,736,705
	2014	586,359	—		1,539,994	(4)	600,003	(5)	421,037		33,108		3,180,501
James Hippel,(7)	2016	425,000	—		216,980	(9)	685,875	(10)	421,660		9,042	(11)	1,758,557
Senior Vice President	2015	350,000	—		—		456,750	(10)	244,318		7,800		1,058,868
of Finance and CFO	2014	79,423	20,000	(8)	431,250	(9)	498,750	(10)	—		133,592		1,163,015
David Eansor,(12)	2016	400,000	—		108,490	(13)	342,938	(14)	282,110		7,950	(15)	1,141,488
Senior Vice President-	2015	325,000	—		468,250	(13)	195,750	(14)	85,598		18,000		1,092,598
Biotechnology	2014	—	—		—		—		—		—		—
Robert Gavin,(16)	2016	350,000	—		108,490	(17)	342,938	(18)	136,278		5,250	(20)	942,956
Senior Vice President-	2015	325,000	—		—	(17)	228,050	(18)	124,029	(19)	—		677,079
Protein Platforms	2014	—	—		—		—		—		—		—
Kevin Gould,(21)	2016	275,000	—		243,075	(22)	969,015	(23)	145,463	(24)	4,800	(25)	1,492,353
Senior Vice President -	2015	—	—		—		—		—		—		—
Clinical Controls	2014	—	—		—		—		—		—		—

(1)	Includes amounts deferred under the Company's Profit Sharing and Savings Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code.

(2)

Amounts shown above represent the total grant date fair value of equity-based compensation based on the estimated probable outcome of the performance based-objectives applicable to such awards on the grant date and excluding the effect of estimated forfeitures. The fair value of equity awards is determined pursuant to the Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718. Assumptions used in the calculation of the fair value are described in Note 9 to the Company's audited financial statements for FY 2016, included in the Company's Annual Report on Form 10-K that was filed with the SEC on August 29, 2016.

(3)	Represents cash bonuses earned under the Company's cash incentive plans in effect for the applicable year, which are determined and paid in the subsequent fiscal year.

(4)

For 2016, represents 11,522 shares of time-vested restricted stock granted on August 7, 2015, plus shares of performance based restricted stock units also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $1,875,033. For 2015, represents shares of performance-based restricted stock units granted on August 12, 2014. The value of the 2015 performance based awards at the grant date assuming that the highest level of performance conditions will be achieved is $1,050,021.  For 2014, represents 10,203 shares of performance-based restricted stock granted on April 1, 2014 and 7,652 shares of time-based restricted stock granted on April 1, 2014.

(5)

For 2016, includes a time-vested option to purchase 79,517 shares of Common Stock issued on August 7, 2015, plus a performance vested option also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $2,181,540. For 2015, includes performance-vested option issued on August 12, 2014. The value of the 2015 performance based award at the grant date assuming the highest level of performance conditions will be achieved is $1,050,003. For 2014, includes a time-vested option to purchase 46,316 shares of Common Stock issued on April 1, 2014.

(6)

Includes $7,950 for 401k match, $3,022 for a supplemental life and disability insurance policy ($2,006 to cover the cost of the premium and $1,106 as a tax reimbursement related to payment for the premium), and $25,262 dividends paid on unvested restricted stock, which amount was not factored into the grant date fair value of such awards.

(7)	Mr. Hippel joined the Company on April 1, 2014.

(8)

Represents a discretionary cash bonus awarded for Mr. Hippel’s performance in 2014. Mr. Hippel was not eligible for a cash bonus pursuant to the Company's cash incentive plans in effect for 2014 because he joined the Company on April 1, 2014.

(9)

For 2016, represents shares of performance based restricted stock units granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $325,470. For 2014, represents a grant of 5,000 time-based restricted stock units issued to Mr. Hippel on April 1, 2014 upon the Company hiring him as Chief Financial Officer.

(10)

For 2016, includes a time-vested option to purchase 25,000 shares of Common Stock issued on August 7, 2015, plus a performance vested option also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $342,938. For 2015, includes a time-vested option to purchase 35,000 shares of Common Stock issued to Mr. Hippel on August 12, 2014. For 2014, includes a time-vested option to purchase 25,000 shares of Common Stock and a performance-vested option to purchase 10,000 shares of Common Stock issued to Mr. Hippel on April 1, 2014 upon the Company hiring him as Chief Financial Officer.

(11)

Includes $7,950 for 401k match, $1,092 for a supplemental life and disability insurance policy ($725 to cover the cost of the premium and $367 as a tax reimbursement related to payment for the premium).

(12)

Mr. Eansor joined the Company on July 2, 2014 through the acquisition of Novus Biologicals, LLC. Mr. Eansor was SVP - Novus Biologicals for the first three quarters of the year and was promoted to SVP – Biotechnology as of April 1, 2015.

(13)

For 2016, represents shares of performance based restricted stock units granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $162,735. For 2015, represents a grant of 5,000 restricted stock units issued to Mr. Eansor on July 2, 2014 upon the Company hiring him as Senior Vice President, Novus Biologicals

(14)

For 2016, includes a time-vested option to purchase 12,500 shares of Common Stock issued on August 7, 2015, plus a performance vested option also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $171,469. For 2015, represents grants of a time-vested option to purchase 15,000 shares of Common Stock issued to Mr. Eansor on August 12, 2014.

(15)	Includes $7,950 for 401k match.

(16)	Robert Gavin joined the Company in connection with the Company’s acquisition of ProteinSimple on July 31, 2014 and became an executive officer on November 25, 2014.

(17)

For 2016, represents shares of performance based restricted stock units granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $162,735. For 2015, represents a grant of performance-based restricted stock units issued to Mr. Gavin on July 31, 2014 in connection with the Company’s acquisition of ProteinSimple.  The value of the 2015 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $466,600.

(18)

For 2016, includes a time-vested option to purchase 12,500 shares of Common Stock issued on August 7, 2015, plus a performance vested option also granted on August 7, 2015. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $171,469. For 2015, represents grants of a time-vested option to purchase 10,000 shares of Common Stock and a performance-vested option to purchase shares of Common Stock issued to Mr. Gavin on July 31, 2014 in connection with the Company’s acquisition of ProteinSimple, and a grant of a time-vested option to purchase 5,000 shares of Common Stock on December 1, 2014 upon Mr. Gavin’s promotion to SVP – Protein Platforms. The value of the 2015 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $782,500.

(19)

For 2015, represents a cash bonus of $43,628 paid out to Mr. Gavin under the Company’s Management Incentive Plan for FY 2015, and $80,401 that was paid out as incentive for performance at ProteinSimple in FY 2015 in connection with an incentive arrangement that Mr. Gavin had with ProteinSimple prior to the Company’s acquisition of ProteinSimple.

(20)	Includes $5,250 for 401k match.

(21)	Kevin Gould joined the Company in connection with the Company’s acquisition of Cliniqa on July 9, 2015, and became an executive officer on January 1, 2016.

(22)	Represents a grant of 2,500 time-vested restricted stock units issued to Mr. Gould on July 9, 2015 in connection with the Company’s acquisition of Cliniqa.

(23)

For 2016, includes a time-vested option to purchase 15,000 shares of Common Stock July 9, 2015 in connection with the Company’s acquisition of Cliniqa, a performance vested option also granted on July 9, 2015, and a grant of a time-vested option to purchase 10,000 shares of Common Stock on January 4, 2016, upon Mr. Gould’s promotion to SVP – Clinical Controls. The value of the 2016 performance based award at the grant date assuming that the highest level of performance conditions will be achieved is $849,500.

(24)

Represents a cash bonus of $133,486 paid out to Mr. Gould under the Company’s Management Incentive Plan for FY 2016. Since Mr. Gould became an executive officer and was given responsibility for the Clinical Controls division on January 1, his divisional goals were based solely on the performance of Cliniqa, for which he had responsibility for the entire year.

(25)	Includes $4,800 for 401k match.

2016 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the named executive officers granted in FY 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (3) (#)	All Other Options Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards (per share) ($)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles R.		$400,000	$800,000	$1,600,000	—	—	—	—	—	—	—
Kummeth		24,196	48,392	72,587	—	—	—	—	—	—	—
	8/7/2015	---	---	---	5,761	11,522	17,283	---	---	---	$1,250,022
	8/7/2015	---	---	---	39,758	79,517	119,275	---	---	$108.49	1,454,366
	8/7/2015	—	—	—	---	---	---	---	79,517	108.49	1,454,366
	8/7/2015	—	—	—	---	---	---	11,522	---	---	1,250,022
James		138,125	276,250	552,500	—	—	—	—	—	—	---
Hippel		4,200	8,400	12,600	---	---	---	---	---	---	---
	8/7/2015	---	---	---	1,000	2,000	3,000	---	---	---	216,980
	8/7/2015	---	---	---	6,250	12,500	18,750	---	---	108.49	228,625
	8/7/2015	—	—	—	—	—	—	—	25,000	108.49	457,250
David		80,000	160,000	320,000	—	—	—	—	—	—	—
Eansor		2,100	4,200	6,300	---	---	---	---	---	---	---
	8/7/2015	---	---	---	500	1,000	1,500	---	---	---	108,490
	8/7/2015	---	---	---	3,125	6,250	9,375	---	---	108.49	114,313
	8/7/2015	—	—	—	—	—	—	—	12,500	108.49	228,625
Robert		70,000	140,000	280,000	—	—	—	—	—	—	—
Gavin		2,100	4,200	6,300	—	—	—	—	—	—	—
	8/7/2015	—	—	—	500	1,000	1,500	—	—	—	108,490
	8/7/2015	—	—	—	3,125	6,250	9,375	—	---	108.49	114,313
	8/7/2015	—	—	—	—	—	—	—	12,500	108.49	228,625
Kevin		41,250	82,500	165,000	—	—	—	—	—	—	—
Gould	7/9/2015	—	—	—	0	50,000	NA	---	---	97.23	569,165
	7/9/2015	---	---	---	---	---	---	---	15,000	97.23	254,850
	7/9/2015	---	---	---	---	---	---	2,500	---	---	243,075
	1/4/2016	—	—	—	—	—	—	---	10,000	88.23	145,001

(1)

Row 1 for each NEO represents cash bonuses that could have been earned under the Company’s Management Incentive Plan for FY 2016 and would have been paid in FY 2017. The payout under the Company’s Management Incentive Plan for FY 2016 for each participant depended on an individualized ratio of consolidated EBITDA results, consolidated revenue results, and with respect to Messrs. Eansor and Gavin, division EBITDA results and division revenue results. Since Mr. Gould did not become an executive officer until January 1, 2016, his bonus was based on consolidated EBITDA results, consolidated revenue results, and Cliniqa EBITDA and revenue results (rather than the full Clinical Controls division). On July 28, 2015, the Executive Compensation Committee approved the following bonuses:  Mr. Kummeth in the amount of $988,817, Mr. Hippel in the amount of $341,451, Mr. Eansor in the amount of $228,448, Mr. Gavin in the amount of $115,954, and Mr. Gould in the amount of $133,486.

Row 2 for each NEO represents performance-based cash units granted during the fiscal year under the Company’s 2010 Equity Incentive Plan. Such awards vest following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals in the 2018 fiscal year. Mr. Gould did not receive a similar grant as he was not an executive officer when the awards were granted in August, 2015. Row 2 for Mr. Gould represents stock options granted to him by the Company in connection with its acquisition of Cliniqa, which may vest based on achievement of performance goals for the 12 months ending May 31, 2018. This award is not part of the Company’s Management Incentive Plan for FY 2016 and is not subject to threshold, target or maximum vesting criteria.

(2)

Represents the number of performance-based equity awards granted to the participant during the fiscal year under the Company’s 2010 Equity Incentive Plan. For each NEO except Mr. Gould, Row 3 represents performance-based restricted stock units and Row 4 represents performance-based options, which awards vest following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals in the 2018 fiscal year.

(3)

For Mr. Kummeth, represents a restricted stock award for which the risk of forfeiture will lapse for 3,840 shares on August 7, 2016 and for 3,841 shares on each of August 7, 2017 and August 7, 2018. For Mr. Gould, represents a restricted stock unit award granted in connection with the Company’s acquisition of Cliniqa which vests over three years.

(4)

Represents the number of time-based stock options granted to the participant during the fiscal year under the Company’s 2010 Equity Incentive Plan. Such awards vest annually in pro-rata increments over a period of four years, beginning on the first anniversary of the grant date.

(5)

The fair value of the equity awards is determined pursuant to ASC Topic 718, based on the probable outcome of the performance conditions and excluding the effect of estimated forfeitures. Assumptions used in the calculation of the fair value of the equity awards are described in Note 9 to the Company’s audited financial statements for FY 2016, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on August 29, 2016.

2016 Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options and restricted stock held by the named executive officers on June 30, 2016.

	Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)	Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market Value of Unearned Shares that have not Vested ($)
Charles R. Kummeth	—	—	80,4601)	$94.35	8/12/2021	2,551(2)	$287,676	11,129(3)	$1,225,017
	51,453(4)	13,547(4)	—	67.46	4/1/2020	—	—	—	—
	50,000(5)	—	—	67.46	4/1/2020	—	—	—	—
	25,090(6)	21,226(6)	—	86.25	4/1/2021	—	—	—	—
	—	79,517(7)	—	108.49	8/7/2022	11,522(8)	1,299,336	5,761(9)	649,668
	—	—	39,758 (10)	108.49	8/7/2022	---	---	---	---
James Hippel	8,750(11)	26,250(11)	—	94.35	8/12/2021	1,667(12)	187,988	—	—
	12,500(13)	12,500(13)	—	86.25	4/1/2021	—	—	—
	10,000(14)	—	—	86.25	4/1/2021	—	—	—	—
	—	25,000(15)	—	108.49	8/7/2022	—	—	1,000(16)	112,770
	—	—	6,250(17)	108.49	8/7/2022	—	—	—	—
David Eansor	3,750(18)	11,250(18)	—	94.35	8/12/2021	3,333(19)	375,862	—	—
	—	12,500(20)	—	108.49	8/7/2022	—	—	500(21)	56,385
	—	—	3,125(22)	108.49	8/7/2022	—	—	—	—
Robert Gavin	2,500(23)	7,500(23)	—	93.32	7/31/2021	—	—	2,50024)	281,925
	—	—	25,000(25)	93.32	7/31/2021	—	—	—	—
	1,500(26)	3,500(26)	—	90.25	11/30/2021	—	—	—	—
	—	12,500(27)	—	108.49	8/7/2022	—	—	1,500(28)	169,155
	—	—	3,125(29)	108.49	8/7/2022	—	—	—	—
Kevin Gould	—	15,000(30)		97.23	7/9/2022			—	—
			50,000(31)	97.23	7/9/2022	2,500(32)	281,925	—	—
	—	10,000(33)	—	88.23	1/4/2023	—	—	—	—

(1)

Vests in full or in part following the Company’s 2017 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals during each of the 2015, 2016, and 2017 fiscal years.

(2)	Restricted stock risk of forfeiture will lapse on April 1, 2017.

(3)

Vests in full or in part following the Company’s 2017 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted earnings per share and organic revenue growth goals during each of the 2015, 2016, and 2017 fiscal years.

(4)	Vests 8,125 shares on October 1, 2013, 1,354 shares on the first day of each month for the period beginning November 1, 2013 and ending March 1, 2017, and 1,361 shares on April 1, 2017.

(5)	Vested in FY 2014 pursuant to the achievement of certain performance goals.

(6)	Vests 5,790 shares on October 1, 2014, 965 shares on the first day of the month for the period beginning November 1, 2014 and ending March 1, 2018, and 961 shares on April 1, 2018.

(7)	Vests 19,879 shares on each of August 7, 2016, August 7, 2017 and August 7, 2018, and 19,880 shares on August 7, 2019.

(8)	Restricted stock risk of forfeiture will lapse for 3,840 shares on August 7, 2016, and for 3,841 shares on each of August 7, 2017 and August 7, 2018.

(9)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(10)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(11)	Vests 8,750 shares on each of August 12, 2015, August 12, 2016, August 12, 2017 and August 12, 2018.

(12)	Restricted stock units to vest March 31, 2017.

(13)	Vests 6,250 shares on each of April 1, 2015, April 1, 2016, April 1, 2017, and April 1, 2018.

(14)	Vested in FY 2014 pursuant to the achievement of certain performance goals.

(15)	Vests 6,250 shares on each of August 7, 2016, August 7, 2017, August 7, 2018 and August 7, 2019.

(16)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(17)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(18)	Vests 3,750 shares on each of August 12, 2015, August 12, 2016, August 12, 2017 and August 12, 2018.

(19)	Restricted stock units to vest as to 1,667 shares on July 1, 2016 and as to 1,666 shares on July 1, 2017.

(20)	Vests 3,125 shares each on August 7, 2016, August 7, 2017, August 7, 2018 and August 7, 2019.

(21)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(22)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(23)	Vests 2,500 shares on each of July 1, 2015, July 1, 2016, July 1, 2017, and July 1, 2018.

(24)	Vests in full or in part if certain performance goals are achieved for calendar 2016.

(25)	Vests in full or in part if certain performance goals are achieved for calendar 2016.

(26)	Vests 1,500 shares on each of December 1, 2015, December 1, 2016, December 1, 2017 and December 1, 2018.

(27)	Vests 3,125 shares each on August 7, 2016, August 7, 2017, August 7, 2018 and August 7, 2019.

(28)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(29)

Vests in full or in part following the Company’s 2018 fiscal year if the Company achieves threshold, target or maximum consolidated adjusted operating income and organic revenue growth goals in the 2018 fiscal year.

(30)	Vests 3,750 shares on each of July 9, 2016, July 9, 2017, July 9, 2018 and July 9, 2019.

(31)	Vests based on achievement of certain revenue targets by Cliniqa for the 12 months ending May 31, 2018.

(32)	Restricted stock units to vest as to 833 shares on July 9, 2016 and July 9, 2017, and as to 834 shares on July 9, 2018.

(33)	Vests 2,500 shares on each of January 4, 2017, January 4, 2018, January 4, 2019 and January 4 2020.

2016 Option Exercises and Stock Vested

The following table shows options exercised by the named executive officers during FY 2016 and each vesting of stock, including restricted stock and restricted stock units during FY 2016 for each of the named executive officers on an aggregated basis. The value realized on exercise is equal to the difference between the market price of the underlying shares at the date of exercise and the exercise price of the options. The value realized on vesting is equal to the market price of the underlying shares at the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Kummeth	—	—	7,551	$721,121
James Hippel	—	—	1,667	157,565
Dave Eansor	—	—	1,667	162,599

Executive Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with our executive officers that outline the compensation and benefits payable to the executives and specify the payments that may be made upon certain termination events. The descriptions below are qualified in their entirety by reference to the agreements themselves, which have been included as exhibits to the Company’s Current Report on Form 8-K dated March 16, 2013, Current Report on Form 8-K dated February 5, 2014, Quarterly Report on Form 10-Q for the period ended December 31, 2014, as filed with the SEC on February 9, 2015, Quarterly Report on Form 10-Q for the period ended September 30, 2015 as filed with the SEC on November 9, 2015, and Quarterly Report on Form 10-Q for the period ended December 31, 2015, as filed with the SEC on February 9, 2016.

Compensation Arrangements

The employment agreements with our NEOs provide for annual base salaries to be reviewed on at least an annual basis by the Executive Compensation Committee, and state that the executives will be eligible to participate in the Company’s Management Incentive Plan. Cash bonuses under the Management Incentive Plan are targeted at a specified percentage of the executive’s base salary, as set by the Executive Compensation Committee each year. Executives are also eligible for periodic long-term equity awards as determined by the Executive Compensation Committee. The employment agreements provide that incentive compensation is subject to recoupment to the extent required by laws or regulations that are applicable to Bio-Techne.

Benefits

Our executives are entitled to participate in all general Bio-Techne benefit plans to the extent eligible to do so based on age, tenure and title, as well as to receive reimbursement for necessary and reasonable out-of-pocket expenses incurred in connection with performing their employment duties and paid vacation of four weeks per calendar year.

Under the employment agreements with Mr. Kummeth and Mr. Hippel, Bio-Techne provides reimbursement for supplemental life insurance and supplemental short-term and long-term disability insurance in a maximum amount that, when aggregated with coverage provided to them under Bio-Techne’s other benefit plans, is three times the applicable base salary for life insurance and 60% and 70% of applicable base salary for short-term and long-term disability insurance, respectively. The reimbursement amounts provided to Mr. Kummeth and Mr. Hippel also include an additional reasonable gross-up amount to cover taxes incurred by them as a result of such payments.

Potential Severance Events

Non-Change of Control Events

In the event Bio-Techne terminates an executive’s employment without “cause” (as defined in the employment agreements) or in the event an executive resigns for “good reason” (as defined in the employment agreements), the executive would be entitled to severance in the amount of one year of his or her then-current base salary. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

The employment agreements define “cause” to include: (i) habitual neglect of, or willful or material failure to perform employment duties; (ii) embezzlement or any act of fraud; (iii) commission of acts that can be charged as a felony; (iv) dishonesty in dealing between the executive and Bio-Techne or between the executive and other Bio-Techne employees; (v) use or misuse of any controlled substance or of alcohol in a manner that adversely affects the executive’s job performance or otherwise could reflect negatively on the public image of Bio-Techne; (vi) habitual absenteeism; or (vii) willfully acting in a manner materially adverse to the best interests of Bio-Techne.

The employment agreements define “good reason” to mean: (i) a change in the executive’s reporting responsibilities, titles or offices which diminishes the executive’s responsibility or authority; (ii) a material reduction in executive’s total compensation from that provided in the executive’s employment agreement; (iii) a requirement imposed by Bio-Techne that results in the executive being based at a location that is outside a 50 mile radius of Bio-Techne; or (iv) physical working conditions or requirements that a reasonable person would find intolerable (provided that Bio-Techne has a 30-day right to cure or address such intolerable conditions).

Change of Control Events

If an executive’s employment is resigns for Good Reason or is terminated upon a “change of control” (as defined in the employment agreement) or within one year thereafter, the executive would be entitled to severance in the amount of two years of his then-current base salary, with respect to Mr. Kummeth, or one year of his or her then-current base salary, with respect to all other NEOs, plus in each case the pro-rated value of any cash incentive compensation earned through the date of separation and the automatic acceleration of any vesting requirements of outstanding equity awards. Any severance payments under the employment agreements are contingent upon the executive executing and complying with a release of claims against the Company.

For the purpose of the employment agreements, “change of control” generally means: (i) a person, entity or group becomes the owner of more than 50% of the combined voting power of Bio-Techne’s then-outstanding securities (other than in connection with an equity financing or solely as the result of a repurchase of outstanding shares by Bio-Techne); (ii) a merger, consolidation or similar transaction occurs and the shareholders of Bio-Techne immediately prior to the event to not own outstanding voting securities of more than 50% of the combined voting power of the surviving entity following the event; or (iii) a sale, lease or other disposition of substantially all of the total gross value of Bio-Techne’s consolidated assets occurs.

Quantification of Potential Severance Events as of June 30, 2016

For each named executive officer, the estimated amount of potential payments at June 30, 2016, assuming the executive’s employment terminates pursuant to a covered reason is as follows:

		Severance Upon Termination Following a Change in Control
Name	Cash Severance Upon Termination Without Cause or Resignation for Good Reason	Cash Severance(1)	Value of Accelerated Equity Awards (2)
Charles R. Kummeth	$800,000	$2,940,684	$8,300,665
James Hippel	425,000	859,260	1,528,573
David Eansor	400,000	688,410	845,867
Robert Gavin	350,000	492,578	2,023,825
Kevin Gould	275,000	420,463	1,537,425

(1)

Assumes that the triggering event took place on the last business day of FY 2016, and the payout upon termination is equal to the applicable multiple of base salary plus the actual non-equity incentive plan compensation earned for FY 2016 plus the maximum value of unvested performance-based cash units.

(2)

Assumes that the triggering event took place on the last business day of FY 2016, the price per share of the Company's securities is the closing market price as of that date, and the payout upon termination is equal to the maximum value of unvested equity awards. Represents the sum of the value of accelerated restricted stock and RSUs, calculated by multiplying the number of restricted stock and RSUs by the price per share on June 30, 2016, plus the value of accelerated option shares, calculated by subtracting the aggregate exercise price from the price per share on June 30, 2016 and multiplying the difference by the number of option shares.

Item 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Your Board recommends a vote “FOR” support of the Company’s named executive officer compensation.

Consistent with the results of the shareholder advisory vote held at the 2011 Annual Meeting of Shareholders regarding the frequency of “say-on-pay” votes, the Board has adopted a policy providing for annual “say-on-pay” advisory votes. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the named executive officers. Our Executive Compensation Committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this Proxy Statement. Shareholders are urged to read the Compensation Discussion and Analysis, which also discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the 2016 Summary Compensation Table and other related tables and narrative disclosure that describe the compensation of the Chief Executive Officer, the Chief Financial Officer and the other named executive officers of the Company in FY 2016. The Executive Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation philosophy and in achieving its goals and that the compensation of the named executive officers in FY 2016 reflects and supports these compensation policies and procedures.

We ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the 2016 Summary Compensation Table and the other related tables and disclosures.”

This advisory vote on named executive officer compensation, commonly referred to as a “say-on-pay” advisory vote, is not binding on the Board. However, the Board and Executive Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

Under applicable Minnesota law and the Company’s Second Amended and Restated Bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Equity Compensation Plan Information

We currently award stock-based compensation, including stock options and restricted stock, under our Amended and Restated 2010 Equity Incentive Plan. The following table presents information about common stock authorized for issuance under the Amended and Restated 2010 Equity Incentive Plan as of June 30, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (# in 000’s)	Weighted Avg. Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (#) (in millions)
	(A)	(B)	(C)
Equity compensation plans approved by shareholders	1,819	$91.91	1.1
Equity compensation plans not approved by shareholders	0	N/A	0
Total	1,819	$91.91	1.1

As of September 2, 2016, there were 1,073,580 shares available for future grants under the Amended and Restated Plan, and the closing price per share of our common stock was $106.88 as reported on The NASDAQ Global Select Market.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Stock as of September 2, 2016:

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class
BlackRock, Inc.	2,965,403	(1)	8.0%
40 East 52nd Street
New York, NY 10022
The Vanguard Group	2,604,595	(2)	7.0%
100 Vanguard Blvd.
Malvern, PA 19355
Brown Capital Management, LLC	2,452,328	(3)	6.6%
1201 N. Calvert Street
Baltimore, Maryland 21202

(1)

BlackRock, Inc. reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 10, 2016. The filing indicates that as of December 31, 2015, BlackRock, Inc. had sole voting power over 2,834,539 shares, shared voting power over no shares, sole dispositive power over 2,65,403 shares, and shared dispositive power over no shares.

(2)

The Vanguard Group reported its beneficial ownership on a Schedule 13G/A filed with the SEC on March 3, 2016. The filing indicates that as of December 31, 2015, The Vanguard Group has sole voting power of 26,997 shares, shared voting power over 2,000 shares, sole dispositive power over 2,577,798 shares, and shared dispositive power over 26,797 shares.

(3)

Brown Capital Management, LLC reported its beneficial ownership on a Schedule 13G/A filed with the SEC on February 16, 2016. The filing indicates that as of December 31, 2015, Brown Capital Management, LLC has sole voting power of 1,390,490 shares, shared voting power over no shares, sole dispositive power over 2,452,328 and shared dispositive power over no shares.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of September 2, 2016, by each executive officer of the Company named in the Summary Compensation Table (the “named executive officers”), by each director and by all directors and current executive officers as a group. Each individual beneficially owns less than one percent of total shares outstanding, plus shares subject to options exercisable by him or her. As a group, executive officers and directors beneficially own 2.7% of total shares outstanding.

Name of Director or Executive Officer	Number of Shares Beneficially Owned (1)
Charles R. Kummeth	219,047	(2)
Robert V. Baumgartner	38,319	(3)
Roger C. Lucas, Ph.D.	15,675	(4)

Name of Director or Executive Officer	Number of Shares Beneficially Owned (1)
Randolph C. Steer, M.D., Ph.D.	24,319	(5)
Charles A. Dinarello, M.D.	48,819	(6)
Karen A. Holbrook, Ph.D.	44,319	(7)
John L. Higgins	45,319	(8)
Roeland Nusse, Ph.D.	40,319	(9)
David Eansor	12,895	(10)
Robert Gavin	9,625	(11)
Kevin Gould	4,274	(12)
James Hippel	48,461	(13)
Harold J. Wiens	12,819	(14)
Officers and directors as a group (15 persons)	1,049,675	(15)

(1)

Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares underlying restricted stock awards that are currently outstanding, shares underlying restricted stock units that are currently outstanding and vested, shares underlying options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of September 2, 2016. Percentage ownership calculations are based on 37,301,580 shares issued and outstanding on September 2, 2016.

(2)	Includes 61,030 shares held directly, 153,379 shares subject to vested but unexercised stock options, and 4,638 shares subject to stock options that will vest within 60 days of September 2, 2016.

(3)	Includes 6,059 shares held directly, 28,000 shares subject to vested but unexercised stock options, and 4,260 shares subject to stock options that will vest within 60 days of September 2, 2016.

(4)	Includes 3,415 shares held directly, 8,000 shares subject to vested but unexercised stock options, and 4,260 shares subject to stock options that will vest within 60 days of September 2, 2016.

(5)	Includes 2,059 shares held directly, 18,000 shares subject to vested but unexercised stock options, and 4,260 shares subject to stock options that will vest within 60 days of September 2, 2016.

(6)	Includes 6,559 shares held directly, 38,000 shares subject to vested but unexercised stock options, and 4,260 shares subject to stock options that will vest within 60 days of September 2, 2016.

(7)	Includes 2,059 shares held directly, 38,000 shares subject to vested but unexercised stock options, and 4,260 shares subject to stock options that will vest within 60 days of September 2, 2016.

(8)	Includes 3,059 shares held directly, 38,000 shares subject to vested but unexercised stock options, and 4,260 shares subject to stock options that will vest within 60 days of September 2, 2016.

(9)	Includes 3,059 shares held directly, 33,000 shares subject to vested but unexercised stock options, and 4,260 shares subject to stock options that will vest within 60 days of September 2, 2016.

(10)	Includes 2,270 shares held directly and 10,625 shares subject to vested but unexercised stock options.

(11)	Includes 9,625 shares subject to vested but unexercised stock options.

(12)	Includes 524 shares held directly and 3,750 shares subject to vested but unexercised stock options.

(13)	Includes 2,211 shares held directly and 46,250 shares subject to vested but unexercised stock options.

(14)	Includes 2,559 shares held directly, 6,000 shares subject to vested but unexercised stock options, and 4,260 shares subject to stock options that will vest within 60 days of September 2, 2016.

(15)

Includes 443,103 shares held by the Company’s Stock Bonus Plan as to which the Company’s Board of Directors directs the voting, 474,492 shares subject to vested but unexercised stock options and 38,718 shares subject to stock options that will vest within 60 days after September 2, 2016.

Item 4. RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017

Your Board recommends a vote “FOR” appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

The Audit Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017. KPMG LLP has served as the Company’s independent registered public accounting firm since 2003. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of its shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating the Company’s independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company’s shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

Under applicable Minnesota law and the Company’s bylaws, this proposal requires the affirmative vote of the holders of the greater of: (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the Company’s independent registered public accounting firm the material required to be discussed by Statement on Auditing Standards No. 61, as amended;

•

received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with the independent registered public accounting firm the independent public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 as filed with the SEC.

John L. Higgins (Chair)

Robert V. Baumgartner

Harold Wiens

   Members of the Audit Committee

Independent Registered Public Accountants

KPMG LLP acted as the Company’s independent registered public accounting firm for FY 2016 and 2015. Representatives of KPMG LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions. The Audit Committee has appointed KPMG LLP its independent registered public accounting firm for FY 2017.

Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30, 2016 and 2015:

	2016	2015
Audit Fees	$1,107,842	$745,672
Audit-Related Fees	110,911	480,217
Tax Fees	448,302	232,011
All Other Fees	0	0

“Audit Fees” are for professional services rendered and expenses incurred for the audit of the Company’s annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit Fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting.

“Audit-Related Fees” are mainly for professional services incurred in connection with acquisition-related procedures and reviews.

“Tax Fees” included fees for services provided and expenses incurred in connection with preparation of the Company’s tax returns in the United States and the United Kingdom and inquiries and audits related to such returns. Tax fees for FY 2016 and 2015 include $79,553 and $71,000 for acquisition related tax consulting, respectively.

Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company’s Board of Directors is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm, provided that (1) the Committee may delegate to one of more of its members the authority to grant pre-approvals subject to such pre-approvals being reported to and reviewed by the full Committee at its next meeting, and (2) pre-approval shall not be required for non-audit services if the aggregate amount of all such non-audit services constitutes not more than 5% of the total amount paid by the Company to its independent accounting firm during the fiscal year in which such non-audit services are provided, such services were not recognized by the Company at the time of engagement to be non-audit services, and such services are promptly brought to the attention of the Committee and approved by the Committee prior to completion of the audit in order to ensure that the provision of such services does not impair the firm’s independence. Annual tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. The Audit Committee has authorized Company officers to engage KPMG LLP in permitted non-audit and tax services that involve less than $25,000 in fees in the aggregate. Such services are reviewed quarterly by the Audit Committee. All of the services rendered by KPMG LLP in FY 2016 and 2015 were pre-approved by the Audit Committee.

ADDITIONAL CORPORATE GOVERNANCE MATTERS

Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee reviews and approves all related party transactions involving the Company’s directors and executive officers or their immediate family members to determine whether such transactions meet applicable legal requirements and are appropriately disclosed in the Proxy Statement. The Company has adopted a written policy concerning the review of related party transactions, which provides that, in determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, all directors and executive officers of the Company are subject to the Company’s Code of Ethics and Business Conduct, which requires the directors and executive officers to inform the Company’s legal counsel of any existing or proposed relationship or business transaction that could be, or might appear to be, a conflict of interest. Any reported transactions would be brought to the attention of the Audit Committee for review and disposition. Since the beginning of the last fiscal year, there have been no related party transactions arising or existing requiring disclosure under applicable rules and regulations.

Code of Ethics and Business Conduct and Financial Fraud and Ethics Reporting Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. The Company sponsors a financial fraud and ethics reporting hotline that is available to all employees, operated on a confidential basis by a third party, and supervised by the Chief Compliance Officer, with full powers of investigation by the Audit Committee of the Board. The Code of Ethics and Business Conduct is available on our website at http://www.bio-techne.com in the “Investor Relations” section under “Corporate Governance”. We intend to disclose any future amendments to, or waivers for directors and executive officers of, a provision of our Code of Ethics and Business Conduct on our website promptly following the date of such amendments or waivers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10 percent shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 2016, all Section 16(a) filing requirements applicable to Insiders were met with the exception of one transaction: David Eansor filed a late Form 4 on August 20, 2015 related to grants of stock options and restricted stock units on August 7, 2015. Additionally, as of the date of filing this Proxy Statement with the SEC, during the fiscal year ended June 30, 2017, all Section 16(a) filing requirements applicable to Insiders were met with the exception of the following transactions: Mr. Eansor filed a late Form 4 on July 6, 2016 related to his sale of Common Stock on July 1, 2016; Brenda Furlow filed a late Form 4 on July 6, 2016 related to her sale of Common Stock on July 1, 2016.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2017 Annual Meeting, the written proposal must be received by the Company at its offices by May 20, 2017. The proposal must comply with SEC regulations that govern inclusion of shareholder proposals in Company proxy materials.

The Company’s Second Amended and Restated Bylaws provide that a shareholder may present a proposal or a nominee for director from the floor at the 2017 Annual Meeting, without including such proposal or nominee in the Company’s Proxy Statement, if proper written notice is received by the Company between July 31, 2017 and August 28, 2017. Any such proposal must provide the information required by our Second Amended and Restated Bylaws and comply with applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal.

All submissions should be directed to the Corporate Secretary of the Company at 614 McKinley Place N.E., Minneapolis, MN 55413.

ADDITIONAL VOTING INFORMATION

The Board is not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Who can Vote

Your Proxy is solicited by the Board of Directors of Bio-Techne Corporation for use at the Annual Meeting of Shareholders to be held on October 27, 2016 and at any adjournment thereof, for the agenda items set forth in the attached Notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials was mailed to shareholders on or about September  16, 2016. For shareholders who had previously requested hard copies, the Notice of Annual Meeting, Proxy Statement, 2016 Annual Report to Shareholders and proxy card are being mailed on or about September 16, 2016.

You are entitled to vote your shares of Company common stock (“Common Stock”) at the Annual Meeting if our records show that you held your shares as of the record date designated by the Board of Directors, September 2, 2016. At the close of business on September 2, 2016, 37,301,580 shares of Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

Voting Your Proxy

If your Common Stock is held through a broker, bank or other nominee (i.e., held in “street name”), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

If you hold your shares in your own name, as a holder of record with our transfer agent, American Stock Transfer & Trust Company, you may vote at the Annual Meeting through www.virtualshareholdermeeting.com/TECH, or you can instruct the proxies to vote your shares by visiting www.proxyvote.com, or, if you received your proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it promptly in the envelope provided.

Whichever method you select to transmit your voting instructions, the proxies appointed by the Board will vote your shares in accordance with those instructions. If you sign and return a Proxy without specifying voting instructions, the proxies will, subject to the following, vote your shares in accordance with the Board’s recommendations set forth in the Proxy Statement, including in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein.

If you are a holder of record, you may revoke your Proxy at any time before the vote is taken at the virtual meeting by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of your Proxy and voting at the Annual Meeting through www.virtualshareholdermeeting.com/TECH. Attendance at the virtual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee in order to revoke previously-rendered voting instructions.

Voting Standards

You may either vote for, against or abstain on each of the proposals set forth herein. A quorum is required to transact business at the Annual Meeting. As of the close of business on the record date, the Company had 37,301,580 shares outstanding, meaning that 18,650,791 shares must be present, either by attending virtually or by proxy, to establish a quorum. If a quorum is present, the affirmative vote of a majority of shares present and entitled to vote is required to approve each proposal, provided that, under the Company’s Amended and Restated Articles of Incorporation directors will be elected as follows: (i) if the number of director nominees is equal to (or less than) the number of directors to be elected, directors will be elected by a majority of votes cast, meaning that directors who receive a greater number of “FOR” votes than “AGAINST” votes will be elected; (ii) if the number of director nominees exceeds the number of directors to be elected, directors will be elected by a plurality of voting power of the shares present and entitled to vote.

If you return a Proxy, but mark “ABSTAIN” with respect to a matter, then your shares will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a shareholder abstains from voting for a particular director nominee, such abstention will not count as an affirmative vote “FOR” or “AGAINST” such nominee and will have no effect.

If you hold your shares in street name and do not submit voting instructions to your broker, bank or other nominee, your broker bank or other nominee will not be permitted to vote your shares in their discretion on any proposal other than the proposal to ratify the independent registered public accounting firm. If a broker returns a “non-vote” Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be votes “FOR,” “AGAINST,” or “ABSTAIN” with regard to any matter and will be reported as “broker non-votes.” For purposes of electing directors, a non-vote will not be counted as a vote “FOR” or “AGAINST” the directors.

Cost of Proxy Solicitation

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Participation in the Annual Meeting

The Annual Meeting will be virtual only, meaning that it will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a Bio-Techne shareholder or joint holder as of the close of business on September 2, 2016, or if you hold a valid proxy for the 2016 Annual Meeting. If you attend the meeting via the webcast, you will be able to submit questions during the meeting. To submit questions and to otherwise participate in the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding Availability of Proxy Materials we mailed to you and on the proxy card (if you requested one be sent to you). If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or submit questions.

The meeting webcast will begin promptly at 3:30 p.m. Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 3:00 p.m. Central Time, and you should allow ample time for the check-in procedures. During the 30 minutes prior to the meeting start time, if you have entered your 16-digit control number, you may vote your shares, submit questions in advance and access copies of our proxy statement and annual report.

Householding

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports, with respect to two or more shareholders sharing the same address and who do not participate in electronic delivery of proxy materials, by delivering a single copy of such documents addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers, banks and other nominees may be “householding” Bio-Techne Corporation proxy materials. This means that only one copy of proxy materials may have been sent to multiple shareholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and annual report from the other shareholder(s) sharing your address, please: (i) notify your broker, bank or other nominee, (ii) direct your written request to the Corporate Secretary, Bio-Techne Corporation, 614 McKinley Place N.E., Minneapolis, MN 55413 or (iii) contact the Corporate Secretary at (612) 379-8854. The Company will undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of these documents was delivered. Shareholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should notify their broker, bank or other nominee, or contact Investor Relations at the above address or phone number.

Annual Report

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended June 30, 2016, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2016, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO CORPORATE SECRETARY, BIO-TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Executive Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Dated:	September 13, 2016
Minneapolis, Minnesota

BIO-TECHNE CORPORATION
C/O AMERICAN STOCK TRANSFER
59 MAIDEN LANE
PLAZA LEVEL
NEW YORK, NY 10038

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TECH**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E13055-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIO-TECHNE CORPORATION

The Board of Directors recommends you vote FOR proposal 1.

	For	Against	Abstain
1. To set the number of Directors at nine.	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

2. Election of Directors

	For	Against	Abstain
2a. Robert V. Baumgartner	☐	☐	☐
2b. Charles A. Dinarello, M.D.	☐	☐	☐
2c. John L. Higgins	☐	☐	☐
2d. Karen A. Holbrook, Ph.D.	☐	☐	☐
2e. Charles R. Kummeth	☐	☐	☐
2f. Roger C. Lucas, Ph.D.	☐	☐	☐
2g. Roeland Nusse, Ph.D.	☐	☐	☐
2h. Randolph C. Steer, M.D., Ph.D.	☐	☐	☐
2i. Harold J. Wiens	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3 and 4.

	For	Against	Abstain
3. A non-binding advisory vote on named executive officer compensation.	☐	☐	☐
4. Ratify the appointment of KPMG LLP as registered public accounting firm for the fiscal year ending June 30, 2017.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Other matters: In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E13056-TBD

BIO-TECHNE CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CHARLES R. KUMMETH and BRENDA FURLOW or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all shares of Common Stock of Bio-Techne Corporation registered in the name of the undersigned, at the Annual Meeting of Shareholders to be held on Thursday, October 27, 2016 at 3:30 p.m., Central Time, via webcast at www.virtualshareholdermeeting.com/TECH, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON SUCH PROPOSAL.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side